Exhibit 99.1

                      PROTEIN POLYMER TECHNOLOGIES REPORTS
                      FIRST QUARTER 2004 FINANCIAL RESULTS

        SAN DIEGO, May 13, 2004 -- Protein Polymer Technologies, Inc. (OTC Bulletin Board: PPTI) announced today financial results for the first quarter ended March 31, 2004.

        The net loss applicable to common shareholders for the quarter ended March 31, 2004 was $921,000 ($0.02 per share), compared to a net loss of $1,744,000 ($0.06 per share), for the same period in 2003. This net loss and the per share amounts include accumulated dividends related to the Company's preferred stock, and "imputed dividend" charges pertaining to its recent sale of Series I Convertible Preferred Stock.

        Total revenue was $191,000 for the quarter ended March 31, 2004, compared to $453,000 for the same period in 2003. The contract and licensing revenue primarily represents research and development payments and receivables from Spine Wave, Inc. for the development of an injectable spinal disc repair product for the treatment of lower back pain. The decrease in contract revenue from the same period in 2003, is due to the completion of the majority of work, including preclinical testing, required to support Spine Wave's initiation of human clinical testing of the injectable spinal disc nucleus product.

        Operating expenses for the quarter were $1,042,000, as compared to $822,000 for the same period in 2003. The increase in operating expense was due principally to increases in rent and utilities, increased laboratory supplies and services related to manufacturing process improvements, and increased Board of Director expenses. When additional capital becomes available, expenses are expected to rise in subsequent quarters due to the increased expenditures for expanded human clinical testing and patient follow-up of the Company's lead product candidates currently in development.

As of March 31, 2004, PPTI had $595,000 in working capital compared to $1,192,000 as of December 31, 2003. PPTI's cash as of March 31, 2004 was $755,000, compared to $1,085,000 on December 31, 2003. In combination with anticipated additional contract payments, and revenue projected for the delivery of clinical testing materials, the Company's cash is expected to meet the Company's anticipated capital requirements until July 2004.

As previously announced, the research and development contract between PPTI and Spine Wave was extended during the fourth quarter. PPTI estimates it will receive from Spine Wave approximately $1.2 million in R&D payments under the amended agreement. PPTI is continuing, on Spine Wave's behalf, product characterization studies and preparations for the supply of product to be used in human clinical trials following required regulatory approvals.


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J. Thomas Parmeter, Chairman and Chief Executive Officer of Protein Polymer
Technologies, commented, "Recent events have positioned PPTI to make significant progress toward commercialization, and increased our ability to capitalize on our large intellectual property portfolio. In April, we announced the appointment of Donald S. Kaplan, Ph.D. as President and Chief Operating Officer. For the past year, Dr. Kaplan has directed our surgical adhesive and sealant product development where he has successfully advanced the initial sealant product through its research and formulation development. As President and Chief Operating Officer, he will lead Protein Polymer through its next stage of development with a primary focus on the completion of the clinical trials for our tissue augmentation products, scale up of our manufacturing process, and the continued development and testing of our surgical sealant and adhesive products. His past experience makes him uniquely qualified to lead these efforts. Previously, Dr. Kaplan was Senior Vice President, Operations and Technology at United States Surgical Corporation (now a subsidiary of Tyco, Inc.), where he was responsible for research and development, quality control, regulatory affairs and manufacturing."

Mr. Parmeter added, "We continue to focus on the clinical trials of our injectable hydrogel for the treatment of dermal contour defects such as scars, wrinkles and lines, and for the treatment of female stress urinary incontinence. During the first quarter, we received FDA approval to expand the pilot clinical trial for the dermal augmentation product for the treatment of dermal contour deficiencies. The additional human data will be used in support of an application to conduct a projected pivotal clinical study. Injected as a liquid into the dermal tissue, the protein polymer solution rapidly transitions into a durable, flexible hydrogel that is then shaped by the physician for the desired appearance. The expansion will include up to 20 additional patients. Enrollment in these expanded trials began last month."

"In addition, Spine Wave's recent completion of its Series B financing provides assurance that sufficient resources will be available to maintain a focused development effort for its spine product designed to repair spinal discs damaged by injury or aging. Spine Wave, which is preparing to begin human clinical testing of the injectable disc nucleus product developed from our tissue adhesive technology, holds a license to our technology for spinal applications, and contracts with PPTI for product development and manufacturing services."


Protein Polymer Technologies, Inc., is a San Diego-based company focused on developing bioactive products to improve medical and surgical outcomes. From its inception in 1988, PPTI has been a pioneer in protein design and synthesis, developing an extensive portfolio of proprietary biomaterials. These genetically engineered biomaterials are high molecular weight proteins, processed into products with physical and biological characteristics tailored to specific clinical performance requirements. Targeted products include dermal augmentation products for cosmetic and reconstructive surgery, urethral bulking agents for the treatment of stress urinary incontinence, surgical adhesives and sealants, scaffolds for wound healing and tissue engineering, and depots for local drug



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delivery. To date, PPTI has been issued twenty-five U.S. Patents on its core technology with corresponding issued and pending patents in key international markets.

This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations scientific and product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale up. The reader is encouraged to refer to the Company's 2003 Annual Report Form 10-KSB, and other recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.

                            (Financial Data Follows)


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                       Protein Polymer Technologies, Inc.
                        Condensed Financial Statements
                                 (unaudited)


                                                        Three months ended
                                                             March 31,
                                                      2004             2003
     SUMMARY OF OPERATIONS
      Contract and licensing revenue                $189,050         $450,983
      Product and other income                         1,958            1,583
      Interest income                                      6               --
       Total revenues                                191,014          452,566

       Total expenses                              1,042,401          822,287

      Net loss                                      (851,387)        (369,721)

      Undeclared and/or paid
       dividends on Preferred Stock                   69,220        1,373,831

      Net loss applicable to common
       shareholders                                $(920,607)     $(1,743,552)

      Net loss per common share --
       basic and diluted                              $(0.02)          $(0.06)

      Shares used in computing net
       profit/loss per share --
       basic and diluted                          37,313,282       29,792,399


                                                     As of           As of
                                                 Mar. 31, 2004   Dec. 31, 2003
     BALANCE SHEET INFORMATION
      Cash and cash equivalents                     $755,000       $1,085,000
      Working capital                                595,000        1,192,000
      Total assets                                 1,107,000        1,692,000
      Total capital invested                      49,058,000       48,809,000
      Accumulated deficit                       $(48,324,000)    $(47,473,000)